Exhibit 99

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES 2006 FOURTH QUARTER AND YEAR-END RESULTS

•	Fourth quarter earnings per share up 30% to $1.68; Full year earnings per share up 41% to $5.80
•	Fourth quarter net earnings up 28% to $729 million; Full year net earnings up 39% to $2.5 billion
•	Fourth quarter net sales up 6% to $10.8 billion; Full year net sales up 6% to $39.6 billion
•	Cash from operations of $333 million for the fourth quarter; $3.8 billion for the full year
•	Increased outlook for 2007 earnings per share and cash from operations

BETHESDA, Maryland, January 25, 2007 — Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2006 net earnings of $729 million ($1.68 per diluted share), compared to $568 million ($1.29 per diluted share) in 2005. Net sales were $10.8 billion, a 6% increase over fourth quarter 2005 sales of $10.2 billion. Cash from operations for the fourth quarter of 2006 was $333 million.

Net earnings for the year ended December 31, 2006 were $2.5 billion ($5.80 per share), compared to $1.8 billion ($4.10 per share) in 2005. Net sales for the year ended December 31, 2006 were $39.6 billion, a 6% increase over the $37.2 billion in the comparable 2005 period. Cash from operations for the twelve months ended December 31, 2006 was $3.8 billion. Return on Invested Capital (ROIC) was 19.2% for the year ended December 31, 2006, compared to 14.5% in 2005.

“Our strategic, operational and financial performance for 2006 was solid and a tribute to our 140,000 employees and our leadership team,” said Bob Stevens, Chairman, President and CEO. “In 2007, we will continue to focus on our customers, shareholders and employees as we deliver on our commitments and foster a culture of innovation.”

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the quarters and years ended December 31, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	4th Quarter		Year
(In millions, except per share data)	2006	2005	2006	2005

Net sales	$10,840	$10,229	$39,620	$37,213

Operating profit
Segment operating profit	$1,166	$949	$4,048	$3,432
Unallocated corporate, net:
FAS/CAS pension adjustment	(69)	(160)	(275)	(626)
Unusual items, net	29	115	214	173
Stock compensation expense	(28)	- -	(111)	- -
Other, net	36	(18)	77	7

	$1,134	$886	$3,953	$2,986

Net earnings	$729	$568	$2,529	$1,825

Diluted earnings per share	$1.68	$1.29	$5.80	$4.10

Cash from operations	$333	$56	$3,783	$3,194

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2007 OUTLOOK	2007 Projections
(In millions, except per share data and percentages)	Current Update	October 2006

Net sales [1]	$40,250 - $41,250	$41,000 - $42,000

Operating profit:
Segment operating profit	$4,200 - $4,325	$4,150 - $4,275
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(65)	(130)
Stock compensation expense	(150)	(150)
Other, net	70	70

	$4,055 - $4,180	$3,940 - $4,065

Diluted earnings per share	$5.80 - $6.00	$5.60 - $5.80
Cash from operations	≥ $3,900	≥ $3,800
ROIC	> 17.5%	> 17.5%

[1]Net sales lowered to reflect the formation of United Launch Alliance as discussed in the paragraph below.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

In December 2006, the Corporation completed the United Launch Alliance (ULA) joint venture transaction. As a result, the Corporation’s outlook for its 2007 net sales has been updated to reflect the completion of this transaction. The Corporation will no longer record sales on Atlas launch vehicles and related support sold to the U.S. Government as ULA will be accounted for under the equity method of accounting. Under this method of accounting, the Corporation will recognize its 50% ownership share of ULA’s earnings. The Corporation previously disclosed that its 2007 net sales outlook would be reduced by an estimated $800 million upon closure of the ULA transaction.

The Corporation’s outlook for its 2007 segment operating profit has been increased to reflect improved performance in its Aeronautics business area.

In addition, the Corporation’s outlook for its 2007 non-cash FAS/CAS pension adjustment has been updated to reflect the:

•	selection of a 5.875% discount rate at the year-end 2006 measurement date versus the 6.0% assumed in its prior outlook;

•	actual return on plan assets in 2006 that exceeded the 8.5% return included in its prior outlook; and

•	benefit of pre-funding various pension trusts during the fourth quarter of 2006.

Cash Flow and Leverage

Cash from operations for the quarter and year ended December 31, 2006 was $333 million and $3.8 billion. The Corporation continued to execute its balanced cash deployment strategy as follows:

•	made a discretionary payment of $594 million in the fourth quarter to pre-fund a portion of future years’ funding requirements for the Corporation’s defined benefit pension plan trust;

•	invested $39 million in the fourth quarter and $1.1 billion during the year for acquisition activities;

•	made capital expenditures of $440 million in the quarter and $893 million during the year;

•	repurchased 2.3 million shares at a cost of $197 million in the quarter and 27.6 million shares at a cost of $2.1 billion for the year;

•	paid cash dividends of $149 million in the quarter and $538 million for the year; and

•	repaid $9 million of long-term debt in the quarter and $210 million during the year, and paid a $343 million premium to complete a debt exchange.

The Corporation’s ratio of total debt-to-capitalization was 39% at December 31, 2006, unchanged from December 31, 2005. The 2006 ratio includes the impact of the Corporation’s adoption of FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (FAS 158). The impact of adoption, together with the required re-measurement of the pension plans, resulted in a $1.9 billion decrease in stockholders’ equity as of December 31, 2006. At December 31, 2006, the Corporation had $2.3 billion in cash and short-term investments.

Segment Results

In January 2007, the Corporation changed the name of its Information & Technology Services business segment to Information Technology & Global Services (IT&GS) to better reflect the nature of operations in this business area. The Corporation operates in four other principal business segments: Electronic Systems; Integrated Systems & Solutions (IS&S); Aeronautics; and Space Systems. The results of Electronic Systems, IT&GS and IS&S have been aggregated and reported as the Systems & IT Group due to the common focus on information technology, systems integration and engineering solutions across these segments.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See our 2005 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment. Schedule “C” of the financial attachments to this release contains the current year values for the various components of “Unallocated corporate (expense) income, net.”

The following table presents the operating results of the Systems & IT Group, Aeronautics and Space Systems and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	4th Quarter		Year
	2006	2005	2006	2005
Net sales
Systems & IT Group
Electronic Systems	$3,030	$3,090	$11,304	$10,580
IT & Global Services	1,463	1,178	4,605	4,010
Integrated Systems & Solutions	1,215	1,070	4,387	4,131

Systems & IT Group	5,708	5,338	20,296	18,721

Aeronautics	3,134	3,040	11,401	11,672
Space Systems	1,998	1,851	7,923	6,820

Total net sales	$10,840	$10,229	$39,620	$37,213

Operating profit
Systems & IT Group
Electronic Systems	$360	$322	$1,297	$1,113
IT & Global Services	144	101	430	351
Integrated Systems & Solutions	113	96	405	365

Systems & IT Group	617	519	2,132	1,829

Aeronautics	361	274	1,170	994
Space Systems	188	156	746	609

Segment operating profit	1,166	949	4,048	3,432

Unallocated corporate expense, net	(32)	(63)	(95)	(446)

Total operating profit	$1,134	$886	$3,953	$2,986

The following discussion compares the operating results for the quarter and year ended December 31, 2006 to the same periods in 2005.

Systems & IT Group

($ millions)	4th Quarter		Year
	2006	2005	2006	2005
Net sales	$5,708	$5,338	$20,296	$18,721
Operating profit	$617	$519	$2,132	$1,829

Net sales for the Systems & IT Group increased by 7% for the quarter and 8% for the year ended December 31, 2006 from the 2005 periods. During the quarter, sales increases in IT&GS and IS&S more than offset a slight decline in Electronic Systems. Each of the business segments in the group reported sales growth during the year.

Electronic Systems’ fourth quarter sales decrease was due to lower volume in distribution technology activities at Platform, Training & Transportation Solutions (PT&TS). During the year, sales increased due to higher volume in platform integration activities at PT&TS, surface systems activities at Maritime Systems & Sensors (MS2) and air defense programs at Missiles & Fire Control (M&FC). At IT&GS, for both the quarter and the year, increases in sales were mainly due to the impact of organic growth and the purchase of Pacific Architects and Engineers in September 2006. At IS&S, for both the quarter and year, the increases in sales were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities.

Operating profit for the Systems & IT Group increased by 19% for the quarter and 17% for the year ended December 31, 2006 compared to the 2005 periods. Each of the business segments in the group reported growth in operating profit during the quarter and year.

In Electronic Systems, the increase in operating profit during the fourth quarter was primarily attributable to improved performance in air defense programs at M&FC and surface systems activities at MS2. These increases more than offset lower operating profit in platform integration activities at PT&TS. For the year, Electronic Systems’ operating profit increased mainly due to higher volume on surface systems and undersea programs at MS2, air defense programs at M&FC, and improved performance on distribution technology activities at PT&TS. For both the quarter and year, the increases at IT&GS were primarily due to higher volume and improved performance. At IS&S, for both the quarter and year, the increases were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities.

Aeronautics

($ millions)	4th Quarter		Year
	2006	2005	2006	2005
Net sales	$3,134	$3,040	$11,401	$11,672
Operating profit	$361	$274	$1,170	$994

Net sales for Aeronautics increased by 3% for the quarter and decreased by 2% for the year ended December 31, 2006 from the 2005 periods. During the quarter, increased sales in Combat Aircraft more than offset declines in Air Mobility. The increase in Combat Aircraft was due to higher volume on the F-16, F-35 and F-22 programs. The decline in Air Mobility was mainly due to lower volume on various C-130 programs. For the year, a decline in Air Mobility sales was partially offset by an increase in Combat Aircraft sales. The anticipated full-year decline in net sales was primarily attributable to decreases in Air Mobility resulting from fewer C-130J deliveries and lower volume on the C-5 program. The increase in Combat Aircraft sales was mainly due to higher F-35 and F-22 volume, partially offset by reduced volume on F-16 programs.

Segment operating profit increased by 32% for the quarter and by 18% for the year ended December 31, 2006 from the 2005 periods. During the quarter and the year, operating profit increased in both Combat Aircraft and Air Mobility. In Combat Aircraft, the increase in operating profit during the quarter was mainly due to improved performance and higher volume on the F-22 and F-16 programs. The increase for the year was primarily due to higher volume on the F-35 and F-22 programs, and improved performance on F-16 programs. The improvement for the year was also attributable in part to the fact that in 2005, operating profit included a reduction in earnings on the F-35 program. In both periods, the increase in Air Mobility was mainly due to improved performance on C-130J deliveries and sustainment activities in 2006.

Space Systems

($ millions)	4th Quarter		Year
	2006	2005	2006	2005
Net sales	$1,998	$1,851	$7,923	$6,820
Operating profit	$188	$156	$746	$609

Net sales for Space Systems increased by 8% for the quarter and 16% for the year ended December 31, 2006 from the 2005 periods. For both the quarter and year, the sales growth in Satellites was mainly due to higher volume on both government and commercial satellite programs. There was one commercial satellite delivery in the fourth quarter of 2006 and five during the year, compared to no deliveries during the comparable 2005 periods. In Space Transportation, sales declined in both the quarter and year primarily due to lower volume in government space transportation activities on the Titan and External Tank programs. For the year, increased sales on the Atlas Evolved Expendable Launch Vehicle Launch Capabilities (ELC) contract partially offset the lower government space transportation sales. Strategic & Defensive Missile Systems (S&DMS) sales declined in the quarter due to reduced volume on strategic missile programs. During the year, higher volume in both fleet ballistic missile and missile defense programs at S&DMS accounted for the sales increase.

Segment operating profit increased by 21% for the quarter and 22% for the year ended December 31, 2006, compared to the 2005 periods. For the quarter, operating profit increases in Satellites were partially offset by declines in Space Transportation and S&DMS activities. In Satellites, the increase was mainly due to higher volume and improved performance on government satellite activities. In Space Transportation, the decline in operating profit was mainly due to the substantial completion of the Titan program in 2005. For the year, operating profit increased in all three of the segment’s lines of business. The growth in Satellites was primarily driven by the volume and performance on government satellite programs and commercial satellite deliveries. The growth in Space Transportation was driven by improved performance on the Atlas program resulting from risk reduction activities, including the first quarter definitization of the ELC contract. In S&DMS, the increase was due to higher volume and improved performance on the programs discussed above.

Unallocated Corporate (Expense) Income, Net

($ millions)	4th Quarter		Year
	2006	2005	2006	2005
FAS/CAS pension adjustment	$(69)	$(160)	$(275)	$(626)
Unusual items, net	29	115	214	173
Stock compensation expense	(28)	- -	(111)	- -
Other, net	36	(18)	77	7

Unallocated corporate (expense) income, net	$(32)	$(63)	$(95)	$(446)

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) decreased in 2006 compared to 2005. This decrease is consistent with the Corporation’s previously disclosed assumptions used in computing these amounts.

Certain items are excluded from segment results as part of senior management’s evaluation of segment operating performance. Therefore, for purposes of segment reporting, the following unusual items were included in “Unallocated Corporate (expense) income, net” for the quarters and years ended December 31, 2006 and 2005:

2006 —

•	Fourth quarter earnings, net of state income taxes, of $29 million related to the reversal of transaction-related reserves upon the expiration of indemnity provisions in the Aerospace Electronics Systems divestiture agreement consummated in 2000;

•	A third quarter gain, net of state income taxes, of $31 million related to the sale of land;

•	A third quarter charge, net of state income taxes, of $16 million related to the debt exchange;

•	A second quarter gain, net of state income taxes, of $20 million related to the sale of land;

•	A first quarter gain, net of state income taxes, of $127 million from the sale of 21 million shares of Inmarsat; and

•	A first quarter gain, net of state income taxes, of $23 million, related to the sale of the assets of Space Imaging, LLC.

These items increased our net earnings by $19 million ($0.04 per share) and $201 million ($0.45 per share) during the quarter and year ended December 31, 2006.

2005 —

•	A fourth quarter gain, net of state income taxes, of $85 million from the sale of 16 million shares of Inmarsat;

•	A fourth quarter gain, net of state income taxes, of $30 million from the sale of the Corporation’s NeuStar investment;

•	A second quarter recognition of a deferred gain, net of state income taxes, of $41 million related to the June 2005 initial public offering of shares of Inmarsat;

•	A first quarter gain, net of state income taxes, of $47 million related to the sale of our 25% interest in Intelsat, Ltd.; and

•	A first quarter charge, net of state income tax benefits, of $30 million related to impairment in the value of a single telecommunications satellite operated by one of our wholly-owned subsidiaries.

On a net basis, these items increased our net earnings by $74 million ($0.17 per share) and $113 million ($0.25 per share) during the quarter and year ended December 31, 2005.

The Corporation adopted FAS 123(R) “Share-Based Payments” prospectively on January 1, 2006 and recognized stock compensation expense on stock options and grants of other stock-based incentive awards during the fourth quarter of $28 million ($18 million after-tax or $0.04 per share) and $111 million ($70 million after-tax or $0.16 per share) for year ended December 31, 2006.

Income Taxes

The Corporation’s effective tax rate for the fourth quarter of 2006 was 30.5%. The effective tax rate for the year ended December 31, 2006 is 29.6% and reflects a $62 million ($0.14 per share) reduction in income tax expense related to claims filed with the Internal Revenue Service for additional export tax benefits for sales in previous years. This item reduced the effective tax rate for the year ended December 31, 2006 by 1.7%. A similar benefit was not recognized in our prior year results.

Headquartered in Bethesda, Md., Lockheed Martin employs approximately 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3 p.m. E.T. on January 25, 2007. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at:

http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, changes in accounting, tax rules, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government/regulatory investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2005 annual report on Form 10-K, which may be obtained at the Corporation’s website:

http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of January 24, 2007. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back minimum pension liability balances.

(In millions, except percentages)	2006 Actual	2005 Actual
NET EARNINGS	$2,529	$1,825
INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	235	241
RETURN	$2,764	$2,066

AVERAGE DEBT [2,5]	$4,727	$5,077
AVERAGE EQUITY [3,5]	7,672	7,590
AVERAGE BENEFIT PLAN ADJUSTMENTS[4,5]	2,017	1,545
AVERAGE INVESTED CAPITAL	$14,416	$14,212

RETURN ON INVESTED CAPITAL	19.2%	14.5%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily for the additional minimum pension liability in all years and the adoption of FAS 158 in 2006.

4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity under the captions “Minimum pension liability” and “Adoption of FAS 158.” The annual benefit plan adjustments to equity were: 2001 = ($33M); 2002 = ($1,537M); 2003 = $331M; 2004 = ($285M); 2005 = ($105M); 2006 = ($1,942M), including the impact of our adopting FAS 158. As these entries are recorded in the fourth quarter, the value added-back to our average equity in a given year is the cumulative impact of all prior year entries plus 20% of the current year entry value.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2006	2005	2006	2005
Net sales	$10,840	$10,229	$39,620	$37,213
Cost of sales	9,809	9,508	36,186	34,676

	1,031	721	3,434	2,537
Other income and expenses, net	103	165	519	449

Operating profit	1,134	886	3,953	2,986
Interest expense	85	93	361	370

Earnings before income taxes	1,049	793	3,592	2,616
Income tax expense	320	225	1,063	791

Net earnings	$729	$568	$2,529	$1,825

Effective tax rate	30.5%	28.4%	29.6%	30.2%

Earnings per common share:
Basic	$1.72	$1.31	$5.91	$4.15
Diluted	$1.68	$1.29	$5.80	$4.10
Average number of shares outstanding:
Basic	423.4	434.2	428.1	440.3
Diluted	432.8	439.0	436.4	445.7
Common shares reported in stockholders’ equity at December 31:			421.3	431.9

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
	2006	2005	% Change	2006	2005	% Change
Net sales:
Systems & IT Group:
Electronic Systems	$3,030	$3,090		$11,304	$10,580
IT & Global Services	1,463	1,178		4,605	4,010
Integrated Systems & Solutions	1,215	1,070		4,387	4,131

Systems & IT Group	5,708	5,338	7%	20,296	18,721	8%
Aeronautics	3,134	3,040	3%	11,401	11,672	(2)%
Space Systems	1,998	1,851	8%	7,923	6,820	16%

Total net sales	$10,840	$10,229	6%	$39,620	$37,213	6%

Operating profit:
Systems & IT Group:
Electronic Systems	$360	$322		$1,297	$1,113
IT & Global Services	144	101		430	351
Integrated Systems & Solutions	113	96		405	365

Systems & IT Group	617	519	19%	2,132	1,829	17%
Aeronautics	361	274	32%	1,170	994	18%
Space Systems	188	156	21%	746	609	22%

Segment operating profit	1,166	949	23%	4,048	3,432	18%
Unallocated corporate expense, net	(32)	(63)		(95)	(446)

Total operating profit	$1,134	$886	28%	$3,953	$2,986	32%

Margins:
Systems & IT Group:
Electronic Systems	11.9%	10.4%		11.5%	10.5%
IT & Global Services	9.8%	8.6%		9.3%	8.8%
Integrated Systems & Solutions	9.3%	9.0%		9.2%	8.8%
Systems & IT Group	10.8%	9.7%		10.5%	9.8%
Aeronautics	11.5%	9.0%		10.3%	8.5%
Space Systems	9.4%	8.4%		9.4%	8.9%
Total operating segments	10.8%	9.3%		10.2%	9.2%
Total consolidated	10.5%	8.7%		10.0%	8.0%

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

		QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
		2006	2005		2006	2005
Summary of unallocated corporate (expense) / income, net
FAS/CAS pension adjustment		$(69)	$(160)		$(275)	$(626)
Unusual items, net		29	115		214	173
Stock compensation expense		(28)	—		(111)	—
Other, net		36	(18)		77	7

Unallocated corporate expense, net		$(32)	$(63)		$(95)	$(446)

		QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
		2006	2005		2006	2005
FAS/CAS pension adjustment
FAS 87 expense		$(234)	$(285)		$(938)	$(1,124)
Less: CAS costs		(165)	(125)		(663)	(498)

FAS/CAS pension adjustment - expense		$(69)	$(160)		$(275)	$(626)

	QUARTER ENDED DECEMBER 31, 2006			YEAR ENDED DECEMBER 31, 2006
	Operating profit	Net earnings	Earnings per share	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Unusual Items
Earnings from the reversal of AES transaction-related reserves	$29	$19	$0.04	$29	$19	$0.04
Gain on land sales	—	—	—	51	33	0.08
Benefit from IRS claims for export tax benefits	—	—	—	—	62	0.14
Debt exchange expenses	—	—	—	(16)	(11)	(0.03)
Gain on sale of Inmarsat stock	—	—	—	127	83	0.19
Gain on sale of Space Imaging’s assets	—	—	—	23	15	0.03

	$29	$19	$0.04	$214	$201	$0.45

	QUARTER ENDED DECEMBER 31, 2005			YEAR ENDED DECEMBER 31, 2005
	Operating profit	Net earnings	Earnings per share	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Unusual Items
Inmarsat	$85	$55	$0.13	$126	$82	$0.18
Gain on NeuStar stock sale	30	19	0.04	30	19	0.04
Gain on sale of Intelsat stock	—	—	—	47	31	0.07
LMI impairment charge	—	—	—	(30)	(19)	(0.04)

	$115	$74	$0.17	$173	$113	$0.25

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2006	2005	2006	2005
Depreciation and amortization of property, plant and equipment
Systems & IT Group:
Electronic Systems	$60	$56	$195	$182
IT & Global Services	4	4	14	14
Integrated Systems & Solutions	16	12	53	44

Systems & IT Group	80	72	262	240
Aeronautics	39	37	147	130
Space Systems	37	37	132	134

Segments	156	146	541	504
Unallocated corporate expense, net	15	13	59	51

Total depreciation and amortization	$171	$159	$600	$555

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2006	2005	2006	2005
Amortization of purchased intangibles
Systems & IT Group:
Electronic Systems	$14	$12	$51	$48
IT & Global Services	9	4	24	18
Integrated Systems & Solutions	5	4	18	15

Systems & IT Group	28	20	93	81
Aeronautics	13	13	50	50
Space Systems	2	2	9	8

Segments	43	35	152	139
Unallocated corporate expense, net	3	2	12	11

Total amortization of purchased intangibles	$46	$37	$164	$150

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	DECEMBER 31, 2006	DECEMBER 31, 2005
Assets
Cash and cash equivalents	$1,912	$2,244
Short-term investments	381	429
Receivables	4,601	4,579
Inventories	1,663	1,921
Other current assets	1,583	1,356

Total current assets	10,140	10,529
Property, plant and equipment, net	4,056	3,924
Goodwill	9,247	8,447
Purchased intangibles, net	605	560
Prepaid pension asset (a)	235	1,360
Other assets	3,949	2,924

Total assets	$28,232	$27,744

Liabilities and Stockholders’ Equity
Accounts payable	$2,196	$1,998
Customer advances and amounts in excess of costs incurred	3,847	4,331
Other accrued expenses	3,488	2,897
Current maturities of long-term debt	34	202

Total current liabilities	9,565	9,428
Long-term debt, net	4,405	4,784
Accrued pension liabilities (a)	3,025	2,097
Other postretirement and other noncurrent liabilities (a)	4,422	3,568
Stockholders’ equity (a)	6,815	7,867

Total liabilities and stockholders’ equity	$28,232	$27,744

(a)	December 31, 2006 amount reflects the Corporation’s adoption of FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” FAS 158 requires the recognition in the balance sheet of the overfunded or underfunded position of defined benefit pension and other postretirement plans along with corresponding noncash, after-tax adjustments to stockholders’ equity

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR ENDED DECEMBER 31,
	2006	2005
Operating Activities
Net earnings	$2,529	$1,825
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	600	555
Amortization of purchased intangibles	164	150
Changes in operating assets and liabilities:
Receivables	173	(390)
Inventories	(494)	(39)
Accounts payable	191	239
Customer advances and amounts in excess of costs incurred	340	296
Other	280	558

Net cash provided by operating activities	3,783	3,194

Investing Activities
Expenditures for property, plant and equipment	(893)	(865)
Sale (purchase) of short-term investments	48	(33)
Acquisitions of businesses / investments in affiliates	(1,122)	(564)
Divestitures of businesses / investments in affiliates	180	935
Other	132	28

Net cash used for investing activities	(1,655)	(499)

Financing Activities
Common stock activity, net	(1,359)	(904)
Common stock dividends	(538)	(462)
Premium and transaction costs for debt exchange	(353)	—
Repayments of long-term debt	(210)	(145)

Net cash used for financing activities	(2,460)	(1,511)

Net (decrease) / increase in cash and cash equivalents	(332)	1,184
Cash and cash equivalents at beginning of period	2,244	1,060

Cash and cash equivalents at end of period	$1,912	$2,244

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2006	$432	$1,724	$7,278	$(14)	$(1,553)	$7,867
Net earnings			2,529			2,529
Common stock dividends (a)			(538)			(538)
Stock-based awards and ESOP activity	17	1,107		14		1,138
Repurchases of common stock (b)	(28)	(2,076)				(2,104)
Other comprehensive loss (c)					(2,077)	(2,077)

Balance at December 31, 2006	$421	$755	$9,269	$—	$(3,630)	$6,815

(a)	Includes dividends ($0.30 per share) declared and paid in the first, second and third quarters and a dividend ($0.35 per share) paid in the fourth quarter
(b)	The Corporation repurchased 2.3 million shares of its common stock for $197 million during the fourth quarter. Year-to-date, the Corporation has repurchased 27.6 million common shares for $2.1 billion. The Corporation has 34.3 million shares remaining under its share repurchase program, including the 20 million of additional shares that were authorized for repurchase under the program in September 2006. During the quarter and year-to-date periods, 1.1 million and 13.6 million shares, respectively, were issued from the exercise of stock options.
(c)	At December 31, 2006, the Corporation recognized a noncash, after-tax reduction of stockholders’ equity of approximately $1.9 billion, net as a result of the required remeasurement of the pension plans and adoption of FAS 158.

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	DECEMBER 31, 2006	DECEMBER 31, 2005
Backlog
Systems & IT Group:
Electronic Systems	$20,994	$19,932
IT & Global Services	5,680	5,414
Integrated Systems & Solutions	4,999	3,974

Systems & IT Group	31,673	29,320
Aeronautics	25,464	29,580
Space Systems	18,768	15,925

Total	$75,905	$74,825

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2006	2005	2006	2005
Aircraft Deliveries
F-16	20	17	67	69
F-22	8	8	27	23
C-130J	4	4	12	15